Exhibit 99.1

The Goldman Sachs Group, Inc. and Subsidiaries

Operating Results by Segment
(unaudited)
($ in millions)

	Three Months Ended

	Aug. 29,	May 30,	Feb. 28,
	2003	2003	2003

Investment Banking

Financial Advisory	$304	$258	$337

Equity Underwriting	196	130	163
Debt Underwriting	187	271	218

Total Underwriting	383	401	381

Net revenues	687	659	718

Operating expenses	604	578	588

Pre-tax earnings	$83	$81	$130

Trading and Principal Investments

FICC	$879	$1,646	$1,935

Equities Trading	441	446	349
Equities Commissions	661	629	590

Total Equities	1,102	1,075	939

Principal Investments	360	(44)	(71)

Net revenues	2,341	2,677	2,803

Operating expenses	1,671	1,897	2,010

Pre-tax earnings	$670	$780	$793

Asset Management and Securities Services

Asset Management	$481	$404	$455

Securities Services	284	245	211

Net revenues	765	649	666

Operating expenses	529	450	432

Pre-tax earnings	$236	$199	$234

Total

Net revenues	$3,793	$3,985	$4,187

Operating expenses (1)	2,813	2,947	3,169

Pre-tax earnings	$980	$1,038	$1,018

(1) Includes expenses that have not been allocated to the firm’s segments. These reported expenses have not been affected by the reclassifications.

The Goldman Sachs Group, Inc. and Subsidiaries

Operating Results by Segment
(unaudited)
($ in millions)

	Nine Months Ended		Year Ended

	Aug. 29,	Aug. 30,	Nov. 29,	Nov. 30,
	2003	2002	2002	2001

Investment Banking

Financial Advisory	$899	$1,200	$1,499	$2,070

Equity Underwriting	489	626	734	983
Debt Underwriting	676	481	597	783

Total Underwriting	1,165	1,107	1,331	1,766

Net revenues	2,064	2,307	2,830	3,836

Operating expenses	1,770	2,002	2,454	3,117

Pre-tax earnings	$294	$305	$376	$719

Trading and Principal Investments

FICC	$4,460	$3,847	$4,680	$4,272

Equities Trading	1,236	804	1,008	2,923
Equities Commissions	1,880	2,279	2,994	2,603

Total Equities	3,116	3,083	4,002	5,526

Principal Investments	245	(57)	(35)	(228)

Net revenues	7,821	6,873	8,647	9,570

Operating expenses	5,578	5,153	6,505	7,310

Pre-tax earnings	$2,243	$1,720	$2,142	$2,260

Asset Management and Securities Services

Asset Management	$1,340	$1,266	$1,653	$1,473

Securities Services	740	652	856	932

Net revenues	2,080	1,918	2,509	2,405

Operating expenses	1,411	1,210	1,562	1,325

Pre-tax earnings	$669	$708	$947	$1,080

Total

Net revenues	$11,965	$11,098	$13,986	$15,811

Operating expenses (1)	8,929	8,564	10,733	12,115

Pre-tax earnings	$3,036	$2,534	$3,253	$3,696

(1) Includes expenses that have not been allocated to the firm’s segments. These reported expenses have not been affected by the reclassifications.

The Goldman Sachs Group, Inc. and Subsidiaries

Selected Income Statement Data
(unaudited)
($ in millions)

	Three Months Ended

	Aug. 29,	May 30,	Feb. 28,
	2003	2003	2003

Revenues
Investment banking	$592	$556	$626
Trading and principal investments	1,782	2,149	2,367
Asset management and securities services	500	413	469
Interest income	2,841	2,867	2,632

Total revenues	5,715	5,985	6,094

Interest expense	1,922	2,000	1,907

Revenues, net of interest expense	$3,793	$3,985	$4,187

	Nine Months Ended		Year Ended

	Aug. 29,	Aug. 30,	Nov. 29,	Nov. 30,
	2003	2002	2002	2001

Revenues
Investment banking	$1,774	$2,123	$2,572	$3,677
Trading and principal investments	6,298	5,878	7,297	9,296
Asset management and securities services	1,382	1,316	1,716	1,545
Interest income	8,340	8,489	11,269	16,620

Total revenues	17,794	17,806	22,854	31,138

Interest expense	5,829	6,708	8,868	15,327

Revenues, net of interest expense	$11,965	$11,098	$13,986	$15,811